Form 10-K, Exhibit 13
period 1995-12-31
GARMENT CAPITOL ASSOCIATES
filed 1996-04-16
CIK 40023

July 21, 1995





         TO PARTICIPANTS IN GARMENT CAPITOL ASSOCIATES:

              We enclose the comparative operating report of the lessee, 498 Seventh Avenue Associates, for the lease years ended April 30, 1995 and April 30, 1994. Additional rent is payable to Garment Capitol Associates equal to 50% of net profit in excess of $200,000 per annum. The lessee incurred a loss of $2,222,031 for the lease year ended April 30, 1995; therefore, there was no additional rent.

              On April 27, 1995, we advised participants that we had concluded the refinancing and extension of the first mortgage on March 31, 1995. Our letter reported that the building was expe-riencing serious difficulties in a depressed garment district market and that occupancy in the building was approximately 55%. Neither occupancy in the building nor general market conditions have improved. The lessee has prepaid real estate taxes through December 31, 1995. However, a very substantial cash infusion is required to improve the competitive position of the building.
         We expect that the lessee will soon be submitting a program that will seek cooperation from Garment Capitol Associates. Until then, we expect that regular monthly distributions will continue at the current rate of about 11.7% per annum on the cash invest-ment of $5,250,000.

              If you have any question on the above, please communicate with us at our New York office or, if it is more convenient, at our branch office in Palm Beach, Florida.

                                       Cordially yours,

                                       WIEN, MALKIN & BETTEX

                                       BY:  Stanley Katzman
         SK:mg
         Encs.

         498 Seventh Avenue Associates
         60 East 42nd Street
         New York, New York 10165

         Gentlemen:

               In accordance with our engagement, we have reviewed the special-purpose comparative statement of income and expense, as defined, of 498 Seventh Avenue Associates for the lease years ended April 30, 1995 and 1994.

               Our engagement included the examination of statements of receipts and disbursements, together with supporting records, submitted by Helsmley-Spear, Inc., the managing agent for the property, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

               In our opinion, subject to the above, the accompanying special-purpose comparative statement of income and expense presents fairly the net operating profit (loss), as defined, of 498 Seventh Avenue Associates for the lease years ended April 30, 1995 and 1994.

                                             Respectfully submitted,




                                             Kaufman Goldstein

         New York, New York
         May 25, 1995

                        498 Seventh Avenue Associates
                 Comparative Statement of Income and Expense
                                 (Unaudited)




                                        May l, 1994     May l, 1993
                                          through         through    Increase
                                      April 30, 1995  April 30, 1994 (Decrease)

 Income:
     Rent                                $6,395,782    $8,097,433   ($1,701,651)
     Electricity - net                  (    32,770)   (   22,674)  (    10,096)
     Real estate tax refund                 470,454            -        470,454
     Miscellaneous                          105,293       121,529   (    16,236)

     Total Income                         6,938,759     8,196,288   ( 1,257,529)

 Expenses:
     Rent paid                            1,090,000     1,090,000            -
     Labor costs                          1,348,879     1,322,827        26,052
     Real estate taxes                    2,455,608     3,000,860   (   545,252)
     Repairs, supplies and improvements   2,684,061     1,578,697     1,105,364
     Management and leasing                 588,076       232,090       355,986
     Steam                                  196,903       221,664   (    24,761)
     Water - net                        (    28,315)       86,659   (   114,974)
     Professional fees                      280,256       122,036       158,220
     Insurance                              190,016       172,721        17,295
     Amortization of elevator improvements  201,183       201,183            -
     Interest on notes payable -
        re elevator improvements              2,937        16,606   (    13,669)
     Fire alarm service                      30,356        24,934         5,422
     Cartage                                 50,240        61,993   (    11,753)
     Miscellaneous                           70,590        59,061        11,529

     Total Expenses                       9,160,790     8,191,331       969,459

 Net income (loss) for the lease year   ( 2,222,031)        4,957   ( 2,226,988)

 Less, exclusion under lease                     -     (    4,957)  (     4,957)

 Net income subject to additional rent   $       -      $      -     $       -

 Additional rent, at 50%                 $       -      $      -     $       -




 The accompanying letter of transmittal is an integral part of this statement.


