Form 10-K, Exhibit 13
period 1996-12-31
GARMENT CAPITOL ASSOCIATES
filed 1997-04-17
CIK 40023

August 8, 1996




         TO PARTICIPANTS IN GARMENT CAPITOL ASSOCIATES:

              We enclose the comparative combined operating report of 4987 Corporation and 498 Seventh Avenue Associates, for the lease years ended April 30, 1996 and April 30, 1995. Additional rent is payable to Garment Capitol Associates equal to 50% of net profit in excess of $200,000 per annum. The lessee incurred a loss of $1,862,412 for the lease year ended April 30, 1996; therefore, there was no additional rent.

              On July 26, 1996, we wrote to inform you of recent developments regarding your investment in Garment Capitol Associates, the fee owner of 498 Seventh Avenue in New York City, and to request your consent to a sale of the property.

              If you have any question, please communicate with Stanley Katzman (212) 850-2630.

                                       Cordially yours,

                                       WIEN, MALKIN & BETTEX

                                       BY:  Stanley Katzman
         SK:fm
         Encs.

[LETTERHEAD OF
 KAUFMAN GOLDSTEIN
 CERTIFIED PUBLIC ACCOUNTANTS]

















         4987 Corporation
         60 East 42nd Street
         New York, New York 10165

         Gentlemen:

               In accordance with our engagement, we have reviewed the special-purpose comparative combined statement of income and expense, as defined, of 4987 Corporation and 498 Seventh Avenue Associates for the lease years ended April 30, 1996 and 1995.

               Our engagement included the examination of statements of receipts and disbursements, together with supporting records, submitted by Helmsley-Spear, Inc., the managing agent for the property, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

               In our opinion, subject to the above, the accompanying special-purpose comparative combined statement of income and expense presents fairly the combined net operating (loss), as defined, of 4987 Corporation and 498 Seventh Avenue Associates for the lease years ended April 30, 1996 and 1995.

                                            Respectfully submitted,




                                            Kaufman Goldstein

         New York, New York
         May 22, 1996

                   4987 Corporation and 498 Seventh Avenue Associates
                  Comparative Combined Statement of Income and Expense
                                       (Unaudited)



                                   May 1, 1995      May l, 1994
                                     through          through        Increase
                                 April 30, 1996   April 30, 1995    (Decrease)

Income:
   Rent                             $6,280,797       $6,395,782     ($114,985)
   Electricity - net               (    52,167)     (    32,770)    (  19,397)
   Real estate tax refund                   -           470,454     ( 470,454)
   Miscellaneous                       113,276          105,293         7,983
   Total Income                      6,341,906        6,938,759     ( 596,853)

Expenses:
   Rent paid                         1,090,000        1,090,000            -
   Labor costs                       1,467,021        1,348,879       118,142
   Real estate taxes                 1,999,790        2,455,608     ( 455,818)
   Repairs, supplies and
     improvements                    1,874,920        2,684,061     ( 809,141)
   Management and leasing              689,280          588,076       101,204
   Steam                               294,386          196,903        97,483
   Water - net                         123,975      (    28,315)      152,290
   Professional fees                   207,839          280,256     (  72,417)
   Insurance                           187,832          190,016     (   2,184)
   Amortization of elevator
     improvements                      201,183          201,183            -
   Interest on notes payable -
     re elevator improvements               -             2,937     (   2,937)
   Fire alarm service                   27,559           30,356     (   2,797)
   Cartage                              12,882           50,240     (  37,358)
   Miscellaneous                        27,651           70,590     (  42,939)
   Total Expenses                    8,204,318        9,160,790     ( 956,472)

Net (loss) for the lease year      ( 1,862,412)     ( 2,222,031)    ( 359,619)

Less, Exclusion under lease                 -                -             -

Net income subject to additional
  rent                              $       -        $       -       $     -

Additional rent, at 50%             $       -        $       -       $     -











 The accompanying letter of transmittal is an integral part of this statement.